Filed in the Office of [signature] Secretary of State State Of Nevada | Business Number E0466592013-0 | Filing Number 20233436192 | Filed On 8/24/2023 1:58:00 PM | Number of Pages 2

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: INNOVATIVE PAYMENT SOLUTIONS, INC. Entity or Nevada Business Identification Number (NVID): NV20131569309
2. Document:	Name of document with inaccuracy or defect: Certificate of Correction
3. Filing Date:	Filing date of document which correction is being made: 06/2/2023
4. Description:	Description of inaccuracy or defect: Each 20 shares of common stock shall automatically be converted into 1 share of fully paid and non-assessable common stock/Fractional shares shall be rounded up to the nearest whole share.
5. Correction:	Correction of inaccuracy or defect: Effective upon the filing of this Certificate of Correction, each 30 shares of common stock shall automatically be converted into 1 share of fully paid and non-assessable common stock. See attached for further details.
6. Signature: (Required)	X [signature] Signature 8/24/23 Date

This form must be accompanied by appropriate fees.

EXHIBIT TO CERTIFICATE OF CORRECTION FOR NEVADA PROFIT CORPORATIONS

1. Name of Corporation: Innovative Payment Solutions, Inc.

2. The articles have been amended to add the following to Article 3:

   Upon the filing and effectiveness (the "Effective Time") of this amendment to the Corporation's Articles of Incorporation, as amended, each thirty (30) shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the "Reverse Stock Split"); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 96.16%

WF

{01279943.DOCX.1}